Exhibit 99.8
[PRICEWATERHOUSECOOPERS] [LOGO]
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder
of Bank of America, N.A.:
We have examined management’s assertion concerning the mortgage division of Bank of America, N.A. (the “Company”), compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as of and for the year ended December 31, 2005 included in the accompanying Management’s Assertion Concerning Compliance with USAP Minimum Servicing Standards (see Exhibit I). Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly included examining on a test basis evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.
In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.
/s/ PricewaterhouseCoopers LLP
March 17, 2006

Exhibit 99.8
Exhibit I
BANK OF AMERICA
Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards
March 17, 2006
As of and for the year ended December 31, 2005, Bank of America, N.A. (the “Company”), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”).
As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $270,000,000 and $110,000,000, respectively.

/s/ Floyd S. Robinson	/s/ H. Randall Chestnut

Floyd S. Robinson	H. Randall Chestnut
Senior Vice President	Senior Vice President
President Consumer Real Estate	Bank of America, N.A.
Bank of America, N.A.

/s/ Mike Kula	/s/ Robert Caruso

Mike Kula	Robert Caruso
Senior Vice President	Senior Vice President
Finance Executive	National Servicing Executive
Bank of America, N.A.	Bank of America, N.A.

/s/ J. Mark Hanson

J. Mark Hanson
Senior Vice President
Bank of America, N.A.